UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 8, 2011

CITY NATIONAL BANCSHARES CORPORATION
(Exact name of registrant as specified in charter)

State of New Jersey	0-11535	22-2434751
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

900 Broad Street, Newark, New Jersey		07102
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (973) 624-0865

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure.

The information set forth under “Item 8.01 Other Events” is incorporated by reference into this Item 7.01.

Item 8.01  Other Events.

On May 8, 2011, City National Bancshares Corporation (the “Company”) notified the United States Department of the Treasury (the “Treasury”) of its intent to continue to defer the payment of its regular quarterly cash dividend on its Fixed Rate Cumulative Perpetual Preferred Stock, Series G, issued to the Treasury in connection with the Company’s participation in the Treasury’s TARP Capital Purchase Program.

In addition, the Company has notified the trustee of the City National Bank of New Jersey Capital Statutory Trust II (the “Trust”), which is the holder of the Company’s junior subordinated debentures relating to its outstanding trust preferred securities that the Company will continue to defer its regularly scheduled quarterly interest payments on the junior subordinated debentures. Under the terms of the debentures, the Company is permitted to defer the payment of interest on the junior subordinated debentures at any time, for up to 20 consecutive quarters, without default. Due to the deferral, the trust will likewise suspend the declaration and payment of dividends on the trust preferred securities.

The Series G preferred stock and the junior subordinated debentures issued in favor of the Trust provide for cumulative dividends and interest, respectively.  Accordingly, the Company may not pay dividends on any of its common or preferred stock until the dividends on Series G preferred stock and the interest on such debentures are paid-up currently.

The Company’s failure to pay dividends for the previous five (5) consecutive dividend periods has triggered board appointment rights for the holders of the Series F preferred stock.  The Company’s failure to pay dividends for six (6) consecutive dividend periods with respect to the Series G preferred stock has triggered additional board appointment rights for the holders of Series G preferred stock and Series F preferred stock.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITY NATIONAL BANCSHARES CORPORATION
Date: May 12, 2011	By:	/s/ Edward R. Wright
Edward R. Wright
Senior Vice President and Chief Financial Officer

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